UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2004

Lithia Motors, Inc.
(Exact Name of Registrant as specified in its charter)

Oregon	0-21789	93 - 0572810
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification
of incorporation)		No.)

360 E. Jackson Street
Medford, Oregon 97501
(Address of Principal Executive Office)

Registrant's telephone number including area code 541-776-6868

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.02      Results of Operations and Financial Condition.

                On October 21, 2004, Lithia Motors, Inc. issued a press release with respect to financial results for the third quarter 2004. A copy of the press release is attached as Exhibit 99.

Item 9.01      Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits.
99 Press Release

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIA MOTORS, INC.
(Registrant)

Date: October 21, 2004	By:	/s/ Kenneth E. Roberts
Kenneth E. Roberts
Assistant Secretary

Exhibit 99

LITHIA MOTORS REPORTS RECORD 3Q REVENUES AND EARNINGS PER SHARE OF 75 CENTS

Lithia Motors' Highlights for continuing operations for period ended Sept. 30, 2004:

Third quarter 2004		First Nine Months 2004
Operating Profits:	+17%	Operating Profits:	+26%
Net Income:	+12%	Net Income:	+27%
Earnings per Share:	+9%	Earnings per Share:	+22%
Operating Margin (EBIT) :	4.1%	Operating Margin (EBIT) :	3.5%

MEDFORD, OREGON, October 21, 2004 (5:00 a.m. Pacific) - Lithia Motors, Inc. (NYSE: LAD) today announced that net income from continuing operations rose 12% to $14.3 million in the third quarter of 2004 compared to $12.8 million in the third quarter of 2003. Earnings per share from continuing operations rose 9% to $0.75 per share versus $0.69 in the same period last year. This was on 2% more diluted shares outstanding.

Third quarter 2004 sales increased 8% to $755.9 million from $701.4 million in the third quarter of 2003. New vehicle sales increased 10%, used vehicle sales increased 1%, parts/service sales increased 10%, and finance/insurance sales increased 12%.

Sidney B. DeBoer, Lithia's Chairman and Chief Executive Officer, commented, "Margin improvement in the face of a volatile sales environment characterizes our third quarter results. The third quarter operating margin improved 30 basis points to 4.1%, as compared to the same period last year. This is the highest operating margin level for the third quarter that we have seen since 2000. These trends are similar to what we experienced in the second quarter of the year. Lithia has now experienced year-over-year operating margin improvements for 5 consecutive quarters."

"Total retail same-store sales declined 4.2% for the quarter. We maximized profitability in a slower sales environment. The ability to increase margins in a volatile sales environment is a result of Lithia's store network that runs on strong operating systems that are common to all stores. The gross profit margin for the quarter improved 40 basis points as compared to the same period last year. Sales general & administrative (SG&A) expense, as a percentage of gross profit, improved by 190 basis points as compared to the third quarter of last year, as many cost saving initiatives continue to show positive results."

"Finally, new vehicle inventories are well positioned going into the fourth quarter. New vehicle inventories at the end of September were 7 days lower than year-end 2003 levels and 16 days lower than at the end of the second quarter of the year," concluded Mr. DeBoer.

For the nine-month period ended September 30, 2004, Lithia's net income from continuing operations rose 27% to $32.7 million as compared to $25.8 million in the same period last year. Earnings per share rose 22% to $1.71 per share versus $1.40 in the same period last year. This was on 4% more diluted shares outstanding.

For the first nine months, total sales increased 9% to $2.08 billion from $1.90 billion in the same period last year. New vehicle sales increased 11%, used vehicle sales increased 2%, parts/service sales increased 16%, and finance/insurance sales increased 12%.  Jeffrey B. DeBoer, Senior Vice President and CFO added, "In the third quarter, Lithia completed three acquisitions: Toyota of Odessa, Texas and Lithia Chrysler Jeep Dodge and Lithia Honda both in Great Falls, Montana. These stores have combined annualized sales of approximately $60 million. More recently we acquired a small BMW store in an existing market and Chrysler and Jeep franchises in Santa Rosa, California which were added to our Dodge store in that market. So far this year we have completed acquisitions with approximately $305 million in annualized sales. For the trailing four quarters, we have acquired approximately $385 million in annualized sales, which represents nearly 15% growth on our total revenues for the same period. We expect to close further acquisitions prior to year end."

The Financial Accounting Standards Board's Emerging Issues Task Force (EITF) recently approved a change, expected to be effective in December of 2004, in the calculation of diluted earnings per share. As a result of EITF's recent ratification of Issue No. 04-8, the company will be required to include in its share count, in determining diluted earnings per share, the shares potentially issuable to the holders of its $85,000,000 in principal amount 2.875% Senior Subordinated Notes Due 2014, even though the holder of such notes cannot convert the notes into common stock except under certain limited circumstances and then only at a conversion price of approximately $37.69 per share. Previously, the shares issuable would only be included in the calculation of diluted EPS if the holders were then entitled to convert the notes. For purposes of calculating diluted EPS, Lithia will be required to increase its share count by the approximately 2,255,000 shares contingently issuable to the noteholders. Adoption of the accounting statement change will not affect net income, cash flow or basic earnings per share of the company.

"Our annual guidance for 2004 has been increased to a range of $2.15 to $2.18 per fully diluted share, prior to giving effect of the recently ratified consensus in EITF Issue No. 04-8. For the full-year 2005, we are providing guidance of $2.31 to $2.41, which assumes a steady pace of acquisitions. It is anticipated that the final adoption of the consensus in EITF Issue No. 04-8 will reduce fully diluted EPS by approximately $0.10 in 2004 and $0.18 in 2005," concluded Jeffrey B. DeBoer.

Conference Call Information
Lithia Motors will be providing more detailed information on the results for the third quarter 2004 in its conference call scheduled for 11 a.m. PDT today. The call can be accessed live by calling 973-582-2700. To listen to a live webcast or hear a replay, log-on to: www.lithia.com - go to Investor Relations - and click on the Live Webcast icon.

About Lithia
Lithia Motors, Inc. is a Fortune 1000 and Russell 2000 Company that sells 25 brands of new vehicles and operates 85 stores and 162 franchises in 12 states in the Western United States and over the Internet through "Lithia.com-America's Car & Truck Store." Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 95,255 new and used vehicles and had $2.51 billion in total revenue in 2003.

Forward Looking Statements
This press release includes forward looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation economic conditions, acquisition risk factors and others set forth from time to time in the company's filings with the SEC. Specific risks in this press release include the benefits of Lithia's operating model, inventory position, anticipated revenues of recently acquired stores, ability to complete additional acquisitions in 2004 and projected fourth quarter, full-year 2004 and full-year 2005 earnings per share guidance, and potential changes in accounting standards.

Additional Information
For additional information on Lithia Motors, contact the Investor Relations Department: (541) 776-6591 or log-on to: www.lithia.com - go to Investor Relations

LITHIA MOTORS, INC.
(In Thousands except per share and unit data)

Unaudited	Three Months Ended
	September 30,		$ Increase	% Increase
	2004	2003	(Decrease)	(Decrease)
New Vehicle Sales	$451,005	$411,358	$39,647	9.6%
Used Vehicle Sales	198,534	196,280	2,254	1.1
Service, Body & Parts Sales	74,617	67,849	6,768	10.0
Finance & Insurance	28,029	25,071	2,958	11.8
Fleet & Other Revenues	3,708	882	2,826	320.4
Total Revenues	755,893	701,440	54,453	7.8
Cost of Sales	631,327	588,636	42,691	7.3
Gross Profit	124,566	112,804	11,762	10.4
SG&A Expense	90,362	83,904	6,458	7.7
Depreciation/Amortization	3,254	2,504	750	30.0
Income from Operations	30,950	26,396	4,554	17.3
Flooring Interest Expense	(4,498)	(3,324)	(1,174)	35.3
Other Interest Expense	(2,464)	(1,496)	(968)	64.7
Other Expense, net	(502)	(243)	(259)	106.6
Income from continuing operations
before income taxes	23,486	21,333	2,153	10.1
Income Tax Expense	9,159	8,491	668	7.9
Income Tax Rate	39.0%	39.8%
Net Income from continuing ops.	14,327	12,842	1,485	11.6
Income (Loss) from discontinued
operations, net of income taxes	143	39	104	266.7
Net Income	$14,470	$12,881	$1,589	12.3%

Diluted Net income per share:
Continuing Operations	$0.75	$0.69	$0.06	8.7%
Discontinued Operations	0.01	-
Net Income	$0.76	$0.69	$0.07	10.1%

Diluted Shares Outstanding	19,121	18,708	413	2.2%

Unit Sales:	2004	2003
New Vehicle	16,012	15,358	654	4.3%
Used - Retail Vehicle	10,845	11,492	(647)	(5.6)
Used - Wholesale	6,154	6,980	(826)	(11.8)
Total Units Sold	33,011	33,830	(819)	(2.4)

Average Selling Price:
New Vehicle	$28,167	$26,785	$1,382	5.2%
Used - Retail Vehicle	15,330	14,361	969	6.7
Used - Wholesale	5,246	4,477	769	17.2

Key Financial Data:
Gross Profit Margin	16.5%	16.1%
SG&A as a % of Gross Profit	72.5%	74.4%
Operating Margin	4.1%	3.8%
Pre-Tax Margin	3.1%	3.0%
Total Retail Same-Store Sales	(4.2)%	(0.2)%

LITHIA MOTORS, INC.
(In Thousands except per share and unit data)

Unaudited	Nine Months Ended
	September 30,		$ Increase	% Increase
	2004	2003	(Decrease)	(Decrease)
New Vehicle Sales	$1,204,823	$1,083,697	$121,126	11.2%
Used Vehicle Sales	572,626	559,468	13,158	2.4
Service, Body & Parts Sales	215,796	185,366	30,430	16.4
Finance & Insurance	76,158	67,959	8,199	12.1
Fleet & Other Revenues	6,606	4,822	1,784	37.0
Total Revenues	2,076,009	1,901,312	174,697	9.2
Cost of Sales	1,729,270	1,598,282	130,988	8.2
Gross Profit	346,739	303,030	43,709	14.4
SG&A Expense	264,114	237,718	26,396	11.1
Depreciation/Amortization	9,297	6,889	2,408	35.0
Income from Operations	73,328	58,423	14,905	25.5
Flooring Interest Expense	(12,237)	(10,542)	(1,695)	16.1
Other Interest Expense	(6,361)	(4,448)	(1,913)	43.0
Other Income (Expense), net	(1,199)	(645)	(554)	85.9
Income from continuing operations
before income taxes	53,531	42,788	10,743	25.1
Income Tax Expense	20,877	17,030	3,847	22.6
Income Tax Rate	39.0%	39.8%
Net Income from continuing ops.	32,654	25,758	6,896	26.8
Income (Loss) from discontinued
operations, net of income taxes	135	(193)	328	(169.9)
Net Income	$32,789	$25,565	$7,224	28.3%

Diluted Net income per share:
Continuing Operations	$1.71	$1.40	$0.31	22.1%
Discontinued Operations	-	(0.01)
Net Income	$1.71	$1.39	$0.32	23.0%

Diluted Shares Outstanding	19,127	18,430	697	3.8%

Unit Sales:	2004	2003
New Vehicle	43,255	41,088	2,167	5.3%
Used - Retail Vehicle	31,875	32,036	(161)	(0.5)
Used - Wholesale	17,961	19,921	(1,960)	(9.8)
Total Units Sold	93,091	93,045	46	0.0

Average Selling Price:
New Vehicle	$27,854	$26,375	$1,479	5.6%
Used - Retail Vehicle	14,981	14,516	465	3.2
Used - Wholesale	5,295	4,740	555	11.7

Key Financial Data:
Gross Profit Margin	16.7%	15.9%
SG&A as a % of Gross Profit	76.2%	78.4%
Operating Margin	3.5%	3.1%
Pre-Tax Margin	2.6%	2.3%
Total Retail Same-Store Sales	(2.9)%	1.9%

Balance Sheet Highlights (Dollars in Thousands)

	September 30, 2004	December 31, 2003
	Unaudited
Cash & Cash Equivalents	$39,129	$74,408
Trade Receivables*	93,113	86,908
Inventory	500,273	445,281
Assets Held for Sale	12,163	20,408
Other Current Assets	12,353	9,932
Total Current Assets	657,031	636,937

Real Estate, net	208,246	164,676
Equipment & Leases, net	70,382	62,637
Goodwill, net	238,611	207,027
Other Assets	46,498	31,505
Total Assets	$1,220,768	$1,102,782

Floorplan Notes Payable	$410,116	$378,961
Liabilities Held for Sale	3,431	13,045
Other Current Liabilities	89,576	84,865
Total Current Liabilities	503,123	476,871

Used Vehicle Flooring	17,000	56,267
Real Estate Debt	124,775	80,159
Other Long-Term Debt	136,522	98,308
Other Liabilities	44,460	32,251
Total Liabilities	825,880	743,856

Shareholders' Equity	394,888	358,926

Total Liabilities &
Shareholders' Equity	$1,220,768	$1,102,782

______________

* Includes contracts-in-transit of $52,014 and $44,709 for 2004 and 2003 respectively.

Other Balance Sheet Data (Dollars in Thousands)

Current Ratio	1.3x	1.3x
LT Debt/Total Cap. (Excluding Used -
Vehicle Flooring)	40%	33%
LT Debt/Total Cap. (Excluding Used -
Vehicle Flooring and Real Estate)	26%	22%
Working Capital	$153,908	$160,066
Book Value per Basic Share	$20.98	$19.57